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                                                                       EXHIBIT 1

  THIS ADVERTISEMENT IS NEITHER AN OFFER TO PURCHASE, NOR AN OFFER TO SELL THE SHARES OF FORDING. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE DATED OCTOBER
   25, 2002, THE CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY, AND IS BEING MADE TO ALL HOLDERS OF SHARES OF FORDING. THE
 OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF
  WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IF YOU ARE IN
    DOUBT AS TO HOW TO DEAL WITH THIS ADVERTISEMENT, YOU SHOULD CONSULT YOUR
      INVESTMENT DEALER, STOCKBROKER, LAWYER OR OTHER PROFESSIONAL ADVISOR.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OF THE OUTSTANDING COMMON SHARES OF

                                  FORDING INC.
                   AT A PRICE OF CDN. $29.00 PER COMMON SHARE

                       BY SHERRITT COAL ACQUISITION INC.,
                          A CORPORATION WHOLLY-OWNED BY

                          SHERRITT COAL PARTNERSHIP II

Sherritt Coal Acquisition Inc., a Canadian corporation (the "Offeror") wholly-owned by Sherritt Coal Partnership II (the "Partnership"), has commenced an offer to purchase all of the outstanding common shares (the "Shares") of Fording Inc. ("Fording") for Cdn. $29.00 per Share in cash, upon the terms and conditions set forth in the Offer to Purchase dated October 25, 2002 (the "Offer to Purchase"), the Circular, and the related Letter of Transmittal and Notice of Guaranteed Delivery (which, together with any amendments or supplements thereto, collectively the "Offer"). The Partnership is an Ontario partnership, the partners of which are subsidiaries of Sherritt International Corporation and Ontario Teachers' Pension Plan Board ("OTPPB").

The Offer represents a premium of approximately 25% to the 20 day average closing price for the Shares of Fording on the Toronto Stock Exchange for the period ending October 18, 2002, the last trading day prior to the announcement of the Offeror's intention to make the Offer. As at the date of the Offer, OTPPB beneficially owns 3,150,260 Shares of Fording, representing approximately 6.2% of the outstanding Shares.


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THE OFFER WILL EXPIRE AT 11:59 P.M. (TORONTO TIME) ON FRIDAY, DECEMBER 27, 2002,
                   UNLESS THE OFFER IS WITHDRAWN OR EXTENDED.
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The purpose of the Offer is to enable the Offeror to acquire all of the Shares of Fording. If the Offeror takes up and pays for the Shares under the Offer, the Offeror's current intention is to thereafter acquire, in accordance with applicable law, all of the Shares not deposited under the Offer.

The Offer is conditional upon, among other things, (i) at the Expiry Time (as defined in the Offer to Purchase) and at the time the Offeror first takes up and pays for the Shares under the Offer, there having been deposited under the Offer and not withdrawn that number of Shares which, together with the Shares held by the Offeror, the Partnership and its partners, and their respective affiliates, represents at least 66[nb]2/3% of the outstanding Shares of Fording (calculated on a diluted basis); and (ii) the receipt of the customary regulatory approvals, including under the Competition Act (Canada). The Offeror expressly reserves the right to extend the Offer beyond the Expiry Time if any of the conditions to the Offer have not been satisfied or waived at the Expiry Time. Shares deposited under the Offer may be withdrawn at any time prior to the Expiry Time in accordance with the procedures set forth in the Offer to Purchase.

The Offeror has requested that Fording provide the Offeror with Fording's shareholder list for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Circular and the related Letter of Transmittal and other relevant documents will be mailed to the registered holders of Shares whose names appear on the shareholder list within two business days of receipt of such list from Fording. Such documents will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Fording's shareholder list or, if applicable, who are listed as participants in any depositary's security position listing obtained by the Offeror, for subsequent transmittal to beneficial owners of Shares.

THE INFORMATION CONTAINED IN THIS ADVERTISEMENT IS A BRIEF SUMMARY ONLY OF THE MORE DETAILED INFORMATION APPEARING IN THE OFFER TO PURCHASE, THE CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY. SUCH DOCUMENTS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE IN RESPECT OF THE OFFER.

October 25, 2002